MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this report. Unless the context indicates or requires otherwise, (i) the terms “Buffets”, “we”, “our” and “Company” refer to Buffets, Inc. and its subsidiaries and (ii) the terms “parent company” and “Buffets Holdings” refer to Buffets Holdings, Inc., our sole shareholder. Some of the statements in the following discussion are forward-looking statements. See “Forward-Looking Statements and Risk Factors.”

Overview

        We are the largest operator of company-owned stores in the buffet/grill sector, as measured in both sales and number of restaurants. Our restaurants are principally operated under the names Old Country Buffet and HomeTown Buffet. As of December 15, 2004, we had 353 company-owned restaurants and 19 franchised locations in 36 states.

        Buffets was founded in 1983 to develop buffet-style restaurants under the name Old Country Buffet. In October 1985, Buffets completed its initial public offering and was listed on The NASDAQ National Market. In September 1996, Buffets merged with HomeTown Buffet, Inc., which was developed by one of Buffets’ co-founders and had 80 company-owned HomeTown Buffet restaurants in 11 states and 19 franchised restaurants in eight states. In October 2000, Buffets was acquired by Buffets Holdings, a company organized by Caxton-Iseman Capital, Inc., in a buyout from public shareholders.

        Our financial results are significantly impacted by changes in sales at our company-owned restaurants. Changes in sales are largely driven by changes in average weekly guest counts and average guest check. We monitor average weekly guest counts very closely, as they directly impact our revenues and profits, and focus substantial efforts on growing these numbers on a same-store basis. Same-store average weekly sales and guest counts are affected by our ability to consistently deliver a high-quality, value-priced selection of home-style cooked meals in a clean and pleasant self-service buffet format, the success of our marketing promotions and other business strategies.

        Our business model is characterized by a relatively fixed cost structure, particularly in the short term. Accordingly, changes in marginal average weekly sales volume can have a more significant impact on our profitability than for a business possessing a more variable cost structure. Over a longer time horizon, by virtue of our diversified food offerings, we are able to address the semi-fixed element of food cost by modifying our offerings or by highlighting other foods on the menu in order to reduce consumption on the higher cost items. In addition, we monitor our labor costs and hourly employee productivity, as measured by the number of guests served per labor hour, on a weekly basis to ensure that restaurants are responsive in scheduling and managing our labor to varying levels of guest traffic.

        We devote significant resources and attention to our marketing efforts which is evident in the level of our advertising expenditures over the past five years. In the past year, we adopted a more stringent, return on investment based approach to advertising placement which has resulted in more efficient and effective returns on our marketing investments.

        Since our acquisition by Buffets Holdings in a buyout from its public shareholders in October 2000, we have focused on improving asset management and optimizing our capital structure. As a result, we have had net closures of 51 restaurants either through early termination, or non-renewal at lease end, since October 2000. We expect the number of closures to abate in the next couple of years, and reach an equilibrium point at which new openings and select relocations will approximate the number of restaurants which we close because they do not meet our profitability goals.

        Our fiscal year comprises 52 or 53 weeks divided into four fiscal quarters of 12, 12, 16 and 12 or 13 weeks. Beginning with the transitional period ended July 3, 2002, we changed our fiscal year so that it ends on the Wednesday nearest June 30 of each year. The fiscal year 2002 transition period consisted of 26 weeks and was divided into two periods of 16 and 10 weeks. Prior to that, our fiscal year ended on the Wednesday nearest December 31 of each year and each fiscal year was divided into periods of 16, 12, 12 and 12 or 13 weeks.

        The following is a description of the line items from our condensed consolidated income statements:

•	We recognize as restaurant sales the proceeds from the sale of food and beverages at our company owned restaurants at the time of such sale. We recognize the proceeds from the sale of gift certificates/cards when the gift certificates/cards are redeemed at our restaurants. Until redemption, the unearned revenue from the sale of gift certificates/cards is included in accrued liabilities on our consolidated balance sheets. Our franchise income includes royalty fees and initial franchise fees received from our franchisees. We recognize royalty fees as other income based on the sales reported at the franchise restaurants.

•	Restaurant costs reflect only direct restaurant operating costs, including food, labor and direct and occupancy costs. Labor costs include compensation and benefits for both hourly and restaurant management employees. Direct and occupancy costs consist primarily of costs of supplies, maintenance, utilities, rent, real estate taxes, insurance, depreciation and amortization.

•	Advertising expenses reflect all advertising and promotional costs.

•	General and administrative expenses reflect all costs, other than advertising expenses, not directly related to the operation of restaurants. These expenses consist primarily of corporate administrative compensation and overhead, district and regional management compensation and related management expenses and the costs of recruiting, training and supervising restaurant management personnel.

•	Interest expense reflects interest costs associated with our debt, amortization of debt issuance cost and accretion of original issuance discount on our subordinated notes.

•	Interest income reflects interest earned on our short-term investments.

•	Loss related to refinancing reflects costs associated with an initial public offering of Income Deposit Securities that was withdrawn due to unfavorable market conditions.

•	Loss related to the early extinguishment of debt reflects the costs associated with redeeming a portion of our 11¼% senior subordinated notes prior to their maturity.

•	Other income primarily reflects franchise fees earned, less minority interest associated with our Tahoe Joe’s subsidiary. During August 2003, we exercised our call option to acquire the remaining 20% interest in Tahoe Joe’s, Inc. from the minority holder.

•	Income tax expense reflects the current and deferred tax provision (benefit) determined in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”

Critical Accounting Policies

        Our condensed consolidated financial statements have been prepared in accordance with accounting policies generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to recoverability of long-lived assets, revenue recognition and goodwill. We base our estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

        We believe the following critical accounting policies affect management’s significant estimates and assumptions used in the preparation of our condensed consolidated financial statements.

Recoverability of Long-Lived Assets

        We periodically evaluate long-lived assets and goodwill related to those assets for impairment whenever events or changes in circumstances indicate the carrying value amount of an asset or group of assets may not be recoverable. We consider a history of operating losses and the other factors described to be its primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, namely individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the restaurant, including disposal value, if any, are less than its carrying amount. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar assets or the results of valuation techniques such as discounted estimated future cash flows as if the decision to continue to use the impaired restaurant was a new investment decision. We generally measure fair value by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges during the first half of fiscal 2005 or fiscal 2004.

Results of Operations

        The following discussion reflects our historical results for the 12-week and 24-week periods ended December 15, 2004 and December 17, 2003.

        Our future results may not be consistent with our historical results due to factors discussed in “Forward-Looking Statements and Risk Factors” and other factors. The following discussion should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this report.

For the 12 Weeks Ended December 15, 2004 Compared to the 12 Weeks Ended December 17, 2003

        The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	12 Weeks		12 Weeks
	Ended		Ended
	December 17, 2003		December 15, 2004
	(dollars in thousands)

Restaurant sales	$211,275	100.0%	$205,175	100.0%
Restaurant costs	183,411	86.8	180,089	87.8
Advertising expenses	6,270	3.0	5,048	2.5
General and administrative expenses	9,504	4.5	10,954	5.3

Operating income	12,090	5.7	9,084	4.4
Interest expense	8,488	4.0	8,448	4.1
Interest income	(93)	—	(181)	(0.1)
Other income	(245)	(0.1)	(207)	(0.1)

Income before income taxes	3,940	1.9	1,024	0.5
Income tax expense	1,222	0.6	268	0.1

Net income	$2,718	1.3	$756	0.4

   Certain percentage amounts do not sum to total due to rounding.

        Restaurant Sales. Restaurant sales for the 12 weeks ended December 15, 2004 decreased $6.1 million, or 2.9%, compared with the 12 weeks ended December 17, 2003. The decline in sales for the quarter ended December 15, 2004 versus the prior year period was primarily attributable to the closure of 13 buffet restaurants, partially offset by the opening of four units over the past year. Average weekly sales for the second quarter of fiscal 2005 of $48,141 were 0.6% lower than the comparable prior year period’s average weekly sales of $48,435. Same-store sales for the second quarter of fiscal 2005 decreased by 2.3% compared to the comparable prior year period, reflecting a 4.1% decline in guest traffic partially offset by a 1.8% increase in average check. We currently expect same-store sales for the third quarter of fiscal 2005 (the 16-week period ending April 6, 2005) to range between flat and a two percent decline versus the comparable period in fiscal 2004.

        Restaurant Costs. Restaurant costs for the second quarter of fiscal 2005 increased by 1.0% as a percentage of sales compared with the comparable prior year period. Food costs increased 0.2% as a percentage of sales primarily due to non-recurring food rebates recognized in the comparable quarter of the prior year. Gross food costs before rebates declined by 0.2% as a percentage of sales during the second quarter in fiscal 2005 as compared to the prior year period. Labor costs were 0.3% lower as a percentage of sales than those experienced in the comparable quarter in the prior year primarily due to a reduction in our average restaurant management complement. Direct and occupancy costs increased by 1.1% measured as a percentage of sales versus the comparable quarter in the prior year. The increase was largely attributable to a $0.7 million loss on disposal primarily associated with the closure of three restaurants, as well as higher utility costs. We currently expect that restaurant costs will range between 86.5% and 86.7% as a percentage of sales during the third quarter of fiscal 2005.

        Advertising Expenses. Advertising costs decreased 0.5% as a percentage of sales during the second quarter of fiscal 2005 versus the comparable quarter in the prior year as we significantly reduced television advertising during the last two weeks of the current quarter. We expect that advertising costs will range between 2.3% and 2.5% as a percentage of sales during the third quarter of this year.

        General and Administrative Expenses. General and administrative expenses increased 0.8% as a percentage of sales during the second quarter of fiscal 2005 as compared to the 12 weeks ended December 17, 2003. This increase was largely due to approximately $1.3 million in severance expense recognized in conjunction with a headcount reduction of 25 headquarters associates and the replacement of the Chief Executive Officer. We currently expect that general and administrative expenses will range between 4.4% and 4.6% as a percentage of sales for the third quarter of fiscal 2005.

        Interest Expense. Interest expense increased 0.1% as a percentage of sales during the second quarter of fiscal 2005 versus the comparable prior year period primarily due to higher weighted average outstanding debt balances, offset in part by lower weighted average interest rates.

        Income Taxes. Income taxes decreased 0.5% as a percentage of sales for the 12 weeks ended December 15, 2004 compared to the 12 weeks ended December 17, 2003 principally due to a decrease in income before income taxes. The decrease in net income for the 12 weeks ended December 15, 2004 compared to the 12 weeks ended December 17, 2003, combined with relatively stable tax credits, caused the Company to lower its estimated effective tax rate during the 12 week period ended December 15, 2004.

For the 24 Weeks Ended December 15, 2004 Compared to the 24 Weeks Ended December 17, 2003

        The following table sets forth our results of operations based on the percentage relationship of the items listed to our restaurant sales during the periods shown:

	24 Weeks		24 Weeks
	Ended		Ended
	December 17, 2003		December 15, 2004
	(dollars in thousands)

Restaurant sales	$430,883	100.0%	$422,383	100.0%
Restaurant costs	374,103	86.8	367,213	86.9
Advertising expenses	11,892	2.8	10,845	2.6
General and administrative expenses	18,579	4.3	20,847	4.9

Operating income	26,309	6.1	23,478	5.6
Interest expense	17,022	4.0	16,639	3.9
Interest income	(185)	—	(246)	(0.1)
Loss related to early extinguishment of debt	—	—	1,923	0.5
Other income	(843)	(0.2)	(420)	(0.1)

Income before income taxes	10,315	2.4	5,582	1.3
Income tax expense	3,441	0.8	1,960	0.5

Net income	$6,874	1.6	$3,622	0.9

   Certain percentage amounts do not sum to total due to rounding.

        Restaurant Sales. Restaurant sales for the 24 weeks ended December 15, 2004 decreased $8.5 million, or 2.0%, compared with the 24 weeks ended December 17, 2003. The decline in sales for the first half of fiscal 2005 versus the prior year period was primarily attributable to the closure of 13 buffet restaurants, partially offset by the opening of four units over the past year. Average weekly sales for the first half of fiscal 2005 of $49,384 were 0.3% higher than the comparable prior year period’s average weekly sales of $49,221. Same-store sales for the first half of fiscal 2005 decreased by 1.0% compared to the comparable prior year period, reflecting a 3.2% decline in guest traffic partially offset by a 2.2% increase in average check.

        Restaurant Costs. Restaurant costs for the first half of fiscal 2005 increased by 0.1% as a percentage of sales compared with the comparable prior year period. Food costs increased 0.2% as a percentage of sales primarily due to commodity pricing pressures principally in our chicken and dairy product categories, partially offset by a more stabilized and standardized menu relative to the comparable prior year period that had included multiple protein-related tests. Labor costs were 1.0% lower as a percentage of sales than those experienced in the comparable 24 weeks in the prior year primarily due to improved productivity of our non-exempt employees and a rationalization of our restaurant management complement. Direct and occupancy costs increased by 0.9% measured as a percentage of sales versus the comparable period in the prior year. The increase was largely attributable to approximately $1.7 million in losses on disposal primarily associated with the closure of nine restaurants and the cancellation of two new store openings.

        Advertising Expenses. Advertising costs decreased 0.2% as a percentage of sales during the first half of fiscal 2005 versus the comparable period in the prior year as we significantly reduced television advertising during the last two weeks of the second quarter.

        General and Administrative Expenses. General and administrative expenses increased 0.6% as a percentage of sales during the first half of fiscal 2005 as compared to the 24 weeks ended December 17, 2003. This increase was largely due to severance expense recognized in conjunction with a reduction of headquarter staff and the replacement of the Chief Executive Officer and an increase in professional fees.

        Interest Expense. Interest expense decreased 0.1% as a percentage of sales during the first half of fiscal 2005 versus the comparable prior year period primarily due to lower weighted average interest rates offset in part by higher weighted average debt balances.

        Loss Related to the Early Extinguishment of Debt. We spent approximately $15.7 million during the first quarter of 2005 to redeem approximately $14.3 million of Buffets’ 11¼% senior subordinated notes at an average price of 106.7%. We recognized the difference between the premium purchase price and the discounted carrying value of Buffets’ 11¼% senior subordinated notes, as well as an associated write-off of debt issuance cost, as a loss related to the early extinguishment of debt.

        Other Income. Other income decreased 0.1% as a percentage of sales during the first half of 2005 compared with the comparable prior year period. The prior year total included an adjustment to our excess minority interest liability of approximately $345,000 concurrent with our acquisition of the remaining 20% interest in Tahoe Joe’s Inc. from the minority holder.

        Income Taxes. Income taxes decreased 0.3% as a percentage of sales for the 24 weeks ended December 15, 2004 compared to the 24 weeks ended December 17, 2003 principally due to a decrease in income before income taxes.

Liquidity and Capital Resources

        Cash flows generated from operating activities provide us with a significant source of liquidity. Because most of our sales are for cash or credit with settlement within a few days and most vendors are paid on terms ranging from 14 to 35 days, we operate on a significant working capital deficit. In addition to cash flows from operations, revolving credit loans and swingline loans are available to us under our credit facility. Letters of credit issued under the letter of credit facility are also available to us to support payment obligations incurred for our general corporate purposes.

        Historically, our capital requirements have been for the development and construction of new restaurants, restaurant refurbishment and the installation of new information systems. We expect these requirements to continue in the foreseeable future.

        Operating Activities. Net cash provided by operating activities was $24.7 million for the 24 weeks ended December 15, 2004 and $26.5 million for the 24 weeks ended December 17, 2003. Net cash provided by operating activities exceeded net income for the first half of fiscal 2005 principally due to the effect of depreciation and amortization, an increase in accrued and other liabilities and the loss related to the early extinguishment of debt, partially offset by a decrease in accounts payable. Net cash provided by operating activities exceeded net income for the first half of fiscal 2004 primarily due to the effect of depreciation and amortization, a decrease in prepaid expenses and an increase in accrued and other liabilities, partially offset by a decrease in accounts payable.

        Investing Activities. Net cash used in investment activities was $9.4 million for the 24 weeks ended December 15, 2004 and $16.0 million for the 24 weeks ended December 17, 2003. Investment activities were largely comprised of capital expenditures for both periods. During fiscal 2005, new restaurant construction accounted for approximately $4.5 million of our capital expenditures. The bulk of the remainder of our capital expenditures during fiscal 2005 were comprised of remodeling and improvement costs on our existing restaurants. During fiscal 2004, our capital expenditures were primarily comprised of $13.4 million in re-image expenditures, with the majority of the remaining expenditures representing remodeling and improvement outlays on our existing restaurants.

        Financing Activities. Net cash used in financing activities totaled $9.4 million for the first half of fiscal 2005 and $1.9 million for the first half of fiscal 2004. Financing activities consisted primarily of accelerated repayments of debt in both fiscal 2005 and 2004. In addition, we completed our partial bond repurchase program in August 2004, cumulatively expending $49.5 million to redeem $43.9 million of senior subordinated notes at an average price of 109.2% over a period of approximately six months. We spent $15.7 million during the first quarter of fiscal 2005 to redeem $14.3 million of senior subordinated notes at an average price of 106.7%.

        Future Capital Expenditures. During the remainder of fiscal 2005, we plan to:

•	Spend approximately $10 million on three more new restaurant openings this fiscal year, followed by two more openings early next fiscal year.

•	Spend approximately $9 million on remodeling and improvement costs that will be capitalized. Remodels incorporate design elements to update the decor of our existing facilities including a lighter, more contemporary interior design and expanded dessert displays. Other improvement costs include a variety of outlays such as new carpet, equipment and minor leasehold improvements.

•	Spend approximately $1 million on miscellaneous corporate and system investments.

        We are not aware of any other event or trend that would potentially affect our capital requirements or liquidity. For the next twelve months, we believe that cash flow from operations, landlord contributions, credits received from trade suppliers and available borrowing capacity will be adequate to finance our development plans, on-going operations and debt service obligations.

Credit Facilities and Other Long Term Debt

        On February 20, 2004, we amended and restated our Credit Facility. The amended and restated Credit Facility provides for total borrowings of up to $310,000,000, including (i) a $230,000,000 term loan, (ii) a $30,000,000 revolving credit facility, (iii) a $20,000,000 letter of credit facility, and (iv) a $30,000,000 synthetic letter of credit facility. The terms of the Credit Facility permit the Company to borrow, subject to availability and certain conditions, incremental term loans or to issue additional notes in an aggregate amount up to $25,000,000. The borrowings under the term loan facility bear interest, at our option, at either adjusted LIBOR plus 3.50% or at an alternate base rate plus 2.50%, subject to a leverage-based pricing grid. The term loan and the synthetic letter of credit facility mature on June 28, 2009, while the revolving facility and the letter of credit facilities mature on June 28, 2007. We have the option of tying our borrowings to LIBOR or a base rate when calculating the interest rate for the term loan. The base rate is the greater of Credit Suisse First Boston’s prime rate, or the federal funds effective rate plus one-half of 1 percent. The borrowings due under the term loan are payable in equal quarterly installments in an annual amount equal to 1% of the term loan during each of the first four and a half years of the loan, with the remaining balance payable due in equal quarterly installments during the last year of the loan. The Credit Facility is fully and unconditionally guaranteed by Buffets Holdings, which has no independent assets or operations, and is secured by substantially all of our assets. Availability under the Credit Facility depends upon our continued compliance with certain covenants and financial ratios including leverage, interest coverage and fixed charge coverage as specifically defined in the Credit Facility. We are in compliance with all financial ratio covenants of the Credit Facility as of December 15, 2004. The financial ratio covenant requirements increase over time, however, as set forth in the senior credit agreement.

        As of December 15, 2004, we had $35.1 million in outstanding letters of credit, which expire through November 13, 2005. As of December 15, 2004, we had $44.9 million of total borrowing availability comprised of $30.0 million under the revolving credit facility and $14.9 million of collective borrowing capacity under the letter of credit facilities.

        On June 28, 2002, we issued $230.0 million aggregate principal amount of our 11¼% senior subordinated notes due July 15, 2010 at an offering price of 96.181% of principal amount at maturity. Interest is payable semi-annually on January 15 and July 15 of each year. Except in the event of an initial public offering, we are not entitled to redeem our 11¼% senior subordinated notes prior to July 15, 2006, after which we can choose to redeem some or all of our 11¼% senior subordinated notes at specified redemption prices.

Seasonality and Quarterly Fluctuations

        Our sales are seasonal, with a lower percentage of annual sales occurring in most of our current market areas during the winter months. Our restaurant sales may also be affected by unusual weather patterns, particularly during the winter months, major world events or matters of public interest that compete for customers’ attention. Generally, restaurant sales per unit are lower in the winter months, our third fiscal quarter ending in April of each year. The impact of these reduced average weekly sales will be mitigated in our future quarterly data presentations through the inclusion of 16 weeks in the quarter ending in late April of each year, compared to only 12 or 13 weeks in each of the other fiscal quarters.

Forward-Looking Statements and Risk Factors

        The statements contained in this report which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. We have tried, whenever possible, to identify these forward-looking statements using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions. Similarly, statements herein that describe our business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general business and economic conditions, negative publicity, the impact of competition, the seasonality of our business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, governmental regulations, and inflation. For a detailed discussion of risks and uncertainties that may cause our future performance to differ from that projected in the forward-looking statements, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K filed with the Securities and Exchange Commission on September 28, 2004. All forward-looking statements speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this report.

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 17,	December 15,
	2003	2004
	(Unaudited)
	(In thousands, except share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,357	$31,877
Receivables	7,149	6,141
Inventories	18,710	18,280
Prepaid expenses and other current assets	5,238	5,251
Deferred income taxes	13,591	15,207

Total current assets	69,045	76,756
PROPERTY AND EQUIPMENT, net	156,238	143,226
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	2,520	704
OTHER ASSETS, net	17,330	11,072

Total assets	$557,296	$543,921

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$39,156	$37,887
Accrued liabilities	79,410	72,449
Income taxes payable	6,432	6,161
Current maturities of long-term debt	1,721	2,218

Total current liabilities	126,719	118,715
LONG-TERM DEBT, net of current maturities	390,598	397,244
DEFERRED LEASE OBLIGATIONS	20,591	22,469
OTHER LONG-TERM LIABILITIES	6,950	6,962

Total liabilities	544,858	545,390
SHAREHOLDER'S EQUITY (DEFICIT):
Common stock; $.01 par value, 100 shares authorized; 100 shares issued
and outstanding	—	—
Retained earnings/(accumulated deficit)	12,438	(1,469)

Total shareholder's equity (deficit)	12,438	(1,469)

Total liabilities and shareholder's equity (deficit)	$557,296	$543,921

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

	Twelve Weeks Ended		Twenty Four Weeks Ended
	December 17,	December 15,	December 17,	December 15,
	2003	2004	2003	2004
	(Unaudited)
	(In thousands)

RESTAURANT SALES	$211,275	$205,175	$430,883	$422,383
RESTAURANT COSTS:
Food	68,949	67,197	140,209	138,240
Labor	65,117	62,586	133,519	126,892
Direct and occupancy	49,345	50,306	100,375	102,081

Total restaurant costs	183,411	180,089	374,103	367,213
ADVERTISING EXPENSES	6,270	5,048	11,892	10,845
GENERAL AND ADMINISTRATIVE EXPENSES	9,504	10,954	18,579	20,847

OPERATING INCOME	12,090	9,084	26,309	23,478
INTEREST EXPENSE	8,488	8,448	17,022	16,639
INTEREST INCOME	(93)	(181)	(185)	(246)
LOSS RELATED TO EARLY
EXTINGUISHMENT OF DEBT	—	—	—	1,923
OTHER INCOME	(245)	(207)	(843)	(420)

INCOME BEFORE INCOME TAXES	3,940	1,024	10,315	5,582
INCOME TAX EXPENSE	1,222	268	3,441	1,960

Net income	$2,718	$756	$6,874	$3,622

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty Four Weeks Ended
	December 17,	December 15,
	2003	2004
	(Unaudited)
	(In thousands)

OPERATING ACTIVITIES:
Net income	$6,874	$3,622
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	15,431	15,163
Amortization of debt issuance cost	613	507
Accretion of original issue discount	366	365
Loss related to early extinguishment of debt	—	1,923
Deferred income taxes	2,037	1,037
Loss (gain) on disposal of assets	(140)	1,655
Changes in assets and liabilities:
Receivables	(313)	930
Inventories	(474)	80
Prepaid expenses and other current assets	2,801	(7)
Accounts payable	(4,621)	(5,213)
Accrued and other liabilities	2,312	4,583
Income taxes payable	1,645	11

Net cash provided by operating activities	26,531	24,656

INVESTING ACTIVITIES:
Purchase of fixed assets	(17,232)	(10,343)
Acquisition of 20% minority interest in Tahoe Joe's Inc.	(370)	—
Proceeds from sale of other assets	1,577	969

Net cash used in investing activities	(16,025)	(9,374)

FINANCING ACTIVITIES:
Repayment of debt	(1,805)	(8,672)
Reduction of restricted cash available for early
extinguishment of debt	—	16,228
Use of restricted cash for early extinguishment of debt	—	(15,736)
Capital distributions	(91)	(1,201)

Net cash used in financing activities	(1,896)	(9,381)

NET CHANGE IN CASH AND CASH EQUIVALENTS	8,610	5,901
CASH AND CASH EQUIVALENTS, beginning of period	15,747	25,976

CASH AND CASH EQUIVALENTS, end of period	$24,357	$31,877

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for—
Interest (net of capitalized interest of $108 and $139)	$15,173	$14,595

Income taxes	$(243)	$911